Exhibit (d)(4)
CONFIDENTIALITY AGREEMENT
August 29, 2007
Mr. Henning Kagerimann
Chairman of the Executive Board, Chief Executive Officer
SAP AG, Walldorf, Germany
Dietmar-Hopp-Allee 16
Walldorf, 69190
Dear Mr. Kagermann;
     In connection with your consideration of a possible business transaction (a “Transaction”) with Business Objects SA (“Company”), Company and you expect to make available to one another certain nonpublic information concerning their respective business, financial condition, operations, assets and liabilities. As a condition to such information being furnished to each party and its controlled subsidiaries, directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Representatives”), each party agrees to treat any nonpublic information concerning the other party (whether prepared by the disclosing party, its advisors or otherwise and irrespective of the form of communication) which is furnished hereunder to a party or to its Representatives now or in the future by or on behalf of the disclosing party (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions hereinafter set forth.
     (1) Evaluation Material. The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by each party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to such party or its Representatives pursuant hereto which is not available to the general public. The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by the receiving party or its Representatives, (ii) was within the receiving party’s possession prior to its being furnished to the receiving party by or on behalf of the disclosing party, provided that the source of such information was not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party, (iii) is or becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its Representatives, provided that such source was not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information, (iv) is independently developed by the recipient without use of Evaluation Material, (v) is disclosed under operation of law, or (vi) is disclosed by the recipient or its Representatives with the disclosing party’s prior written approval.

     (2) Purpose of Disclosure of Evaluation Material. It is understood and agreed to by each party that any exchange of information under this Agreement shall be solely for the purpose of evaluating a Transaction between the parties and not to affect, in any way, each party’s relative competitive position to each party or to other entities. It is further agreed, that the information to be disclosed to each other shall only be that information which is reasonably necessary to evaluate a Transaction and that information which is not reasonably necessary for such purposes shall not be disclosed or exchanged. For purposes of determining when information is reasonably necessary for such purpose, legal counsel to each party shall agree, in advance, to review information requests so as to comply with such standard. In addition, review of competitively sensitive information such as information concerning product development or marketing plans, product prices or pricing plans, cost data, customers or similar information which has been determined to be reasonably necessary to evaluate a Transaction, shall be limited only to those senior executives and Representatives who are involved in evaluating or negotiating a Transaction or approving the value of a Transaction.
     (3) Use of Evaluation Material. Each party hereby agrees that it and its Representatives shall use the other’s Evaluation Material solely for the purpose of evaluating a possible Transaction between the parties, and that the disclosing party’s Evaluation Material will be kept confidential and each party and its Representatives will not disclose or use for purposes other than the evaluation of a Transaction any of the other’s Evaluation Material in any manner whatsoever; provided, however, that (i) the receiving party may make any disclosure of such information to which the disclosing party gives its prior written consent and (ii) any of such information may be disclosed to the receiving party’s Representatives who need to know such information for the sole purpose of evaluating a possible Transaction between the parties, who are provided with a copy of this Agreement and who are directed by the receiving party to treat such information confidentially.
     (4) Non-Disclosure. In addition, each party agrees that, subject to paragraph (5) below, without the prior written consent of the other party, its Representatives will not disclose to any other person the fact that any Evaluation Material has been made available hereunder, that discussions or negotiations are taking place concerning a Transaction involving the parties or any of the terms, conditions or other facts with respect thereto (including the status thereof).
     (5) Required Disclosure. In the event that a party or any of its Representatives are requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the party’s securities are listed or quoted) or by legal process (whether by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the disclosing party’s Evaluation Material or any other information concerning the other party or the Transaction, the party requested or required to make the disclosure shall provide the disclosing party with prompt notice of such request or requirement in order to enable the disclosing party (i) to seek an appropriate protective order or other remedy, (ii) unless prohibited by law, to consult with the party requested or required to make the disclosure with respect to the disclosing party taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance with the terms of this Agreement If, in the absence of a protective order or other remedy or the receipt of a waiver by the disclosing party, the party requested or required to make the disclosure or any of its Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose the other party’s Evaluation Material, the party requested or required to make the disclosure or its Representative may, without liability hereunder, disclose only that portion of the disclosing party’s Evaluation Material which such counsel advises is legally required to be disclosed, provided that the party requested or required to make the disclosure exercises its reasonable efforts to preserve the confidentiality of the disclosing party’s Evaluation Material, including, without limitation, by cooperating with the disclosing party to obtain an

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appropriate protective order or other reliable assurance that confidential treatment will be accorded the other party’s Evaluation Material.
     (6) Termination of Discussions. If either party decides that it does not wish to proceed with a Transaction with the other party, the party so deciding will promptly inform the other party of that decision by giving a written notice of termination. In that case, or at any time upon the request of either disclosing party for any reason, each receiving party will promptly deliver to the disclosing party or destroy all written Evaluation Material (and all copies thereof and extracts therefrom) furnished to the receiving party or its Representatives by or on behalf of the disclosing party pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by the receiving party shall be destroyed and no copy thereof shall be retained, and in no event shall either party be obligated to disclose or provide the Evaluation Material prepared by it or its Representatives to the other party. Upon request of the disclosing party, a duly authorized representative of the receiving party shall certify to the disclosing party any such destruction pursuant to the preceding two sentences. Notwithstanding the return or destruction of the Evaluation Material, each party and its Representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder.
     (7) No Representation of Accuracy. Each party understands and acknowledges that neither party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material made available by it or to it. Each party agrees that neither party nor any of its Representatives shall have any liability to the other party or to any of its Representatives relating to or resulting from the use of or reliance upon such other party’s Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding the Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.
     (8) Definitive Agreements. Unless explicitly agreed in a signed writing and with reference to this agreement, each party understands and agrees that no contract or agreement providing for any Transaction involving the parties shall be deemed to exist between the parties unless and until a final definitive agreement has been executed and delivered. Each party also agrees that unless and until a final definitive agreement regarding a Transaction between the parties has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this Agreement except for the matters specifically agreed to herein. For purposes of this paragraph, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement. Both parties further acknowledge and agree that each party reserves the right, in its sole discretion, to provide or not provide Evaluation Material to the receiving party under this Agreement, to reject any and all proposals made by the other party or any of its Representatives with regard to a Transaction between the parties, and to terminate discussions and negotiations at any time.
     (9) Standstill. For a period commencing with the date of this Agreement and ending on the first anniversary of the date of this Agreement (the “Standstill Period”), each party and its Representatives shall not, without the prior written consent of the other party (the “Target”) or its board of directors:
          (a) acquire, publicly offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any Voting Securities (as defined below) or direct or indirect rights to acquire any Voting Securities of the Target or any of its subsidiaries, or of any successor to or person in control of the Target, or any assets of other party or any subsidiary or division of the Target or of any such successor or controlling person;

          (b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in Regulation 14A promulgated under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or seek to advise or influence any person or entity with respect to the voting of any Voting Securities of the Target;
          (c) form, join or in any way participate in a 13D Group (as defined below), in connection with any of the foregoing;
          (d) take any action that could reasonably be expected to require the Target to make a public announcement regarding the possibility of any of the events described in clauses (a) through (c) above; or
          (e) publicly request the Target or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph.
          Notwithstanding the foregoing, if, at any time during the Standstill Period,
          (i) any person or 13D Group (other than any person or 13D Group which includes the party or its Representatives) acquires beneficial ownership of Voting Securities of such party representing 20% or more of the then outstanding Voting Securities of the Target;
          (ii) any person or 13D Group (other than any person or 13D Group which includes the party or its Representatives) announces or commences a tender or exchange offer to acquire Voting Securities of the Target which, if successful, would result in such person or 13D Group owning, when combined with any other Voting Securities of such party owned by such person or 13D Group, 20% or more of the then outstanding Voting Securities of the Target;
          (iii) the Target enters into, or resolves to enter into, any merger, sale or other business combination transaction pursuant to which the outstanding shares of common stock of the Target would be converted into cash and/or securities and/or property of another person or 13D Group or 50% or more of the then outstanding shares of common stock of the Target would be owned by persons other than the then current holders of shares of common stock of the Target, or which would result in all or a substantial portion of the Target’s assets being sold to any person or 13D Group;
then the Standstill Period shall immediately terminate with respect to such party and the provisions of subparagraphs (a) through (e) shall no longer be applicable to such party. For purposes hereof, “Voting Securities” shall mean, with respect to each party hereto, at any time shares of any class of capital stock of such party which are then entitled to vote generally in the election of directors; provided, that for purposes of this definition any securities which at such time are convertible or exchangeable into or exercisable for shares of common stock of such party shall be deemed to have been so converted, exchanged or exercised. For purposes hereof, “13D Group” shall mean, with respect to the Voting Securities of each party hereto, any group of persons formed for the purpose of acquiring, holding, voting or disposing of such Voting Securities which would require under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder to file a statement on Schedule 13D with the Securities and Exchange Commission as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than 5% of the total combined voting power of all such Voting Securities then outstanding.
     (10) Non-Solicit. For a period commencing with the date of this Agreement and ending on the first anniversary of the date of this Agreement, each party and its Representatives will not (and each party and its

Representatives will not assist or encourage others to), directly or indirectly, without the prior consent of other party, solicit for employment or employ any person who is employed in a vice-president or more senior position by the other party or its subsidiaries; provided, however, that the term “solicit for employment” shall not be deemed to include general solicitations of employment not specifically directed toward employees of the other party
     (11) Securities Laws. Each party is aware, and will advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the applicable securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.
     (12) Waiver. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.
     (13) Miscellaneous. Each party agrees to be responsible for any breach of this Agreement by any of its Representatives. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
     (14) Injunctive Relief. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by either party or any of its Representatives and that the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either party or any of its Representatives have breached this Agreement, then the breaching party shall be liable and pay to the non-breaching party the reasonable legal fees incurred in connection with such litigation, including an appeal therefrom.
     (15) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed within such State.
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     Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between you and Company.

Very truly yours, BUSINESS OBJECTS SA
/s/ JOHN SCHWARZ
John Schwarz Chief Executive Officer

Accepted and agreed as of the date first written above: SAP AG

/s/ HENNING KAGERMANN
Henning Kagermann Chairman of the Executive Board, Chief Executive Officer

/s/ DR. WERNER BRANDT
Signature

DR. WERNER BRANDT
Name

CHIEF FINANCIAL OFFICER
Title

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